Exhibit 99.1

TRADED: NYSE (IEX)
For further information, contact:

Heath A. Mitts
Senior Vice President -Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Thursday, March 17, 2016

IDEX CORPORATION COMPLETES ACQUISITION OF AKRON BRASS

Lake Forest, IL, March 17, 2016 - IDEX CORPORATION (NYSE:IEX) announced today that it has completed the previously announced acquisition of Akron Brass Holding Corporation (the “Company”) in an all cash transaction for $224.2 million on a cash-free, debt-free basis, subject to customary post-closing adjustments.

Operating under the Akron Brass and Weldon brand names, the Company produces a large array of engineered life-safety products for the safety and emergency response markets, including apparatus valves, monitors, nozzles, specialty lighting, electronic vehicle-control systems and firefighting hand tools.

Commenting on the acquisition, Andy Silvernail, Chairman and Chief Executive Officer of IDEX Corporation said, “We are thrilled to announce the closing of the Akron Brass transaction. Akron Brass is a natural addition to our Fire & Safety/Diversified Segment and will provide our customers in the global firefighting industry with an expanded offering of world-class products and solutions.”

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. IDEX has annual revenues in excess of $2 billion and sells its products in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.